Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Colin Neill, CFO	Media Contact:
	Axonyx Inc.	Rachel Levine
	212-645-7704	GCI Group
	www.axonyx.com	212-537-8059
rlevine@gcigroup.com

AXONYX ANNOUNCES SECOND INTERIM ANALYSIS OF BETA- AMYLOID TRIAL

Data Require Further Analysis – Trial Continues

NEW YORK, NY – July 26, 2005 – Axonyx Inc. (NASDAQ: AXYX) announced today that it conducted a second interim statistical analysis of 59 patients in an ongoing Phase IIb double-blind placebo-controlled clinical trial (designated AX-CL-06a) designed to evaluate the effects of Phenserine tartrate (PT) treatment for 6 months on plasma and cerebrospinal fluid (CSF) levels of beta-amyloid (Aβ 1- 42) and other biomarkers in mild to moderate Alzheimer’s Disease (AD) patients.

This analysis, which follows the first interim analysis reported on March 11, 2005, was undertaken to assess the benefit of continuing enrollment. Pre-defined criteria for the interim analysis were based on beta amyloid 1 – 42 levels in patients who completed the study according to the clinical trial protocol.

These interim analyses, with small patient numbers, are intended to guide the Company in conducting the trial and are rarely statistically significant.

An additional 22 patients were added to the 37 patients analyzed in the first interim analysis for a total of 59 patients. While this second interim analysis appears to again confirm that Phenserine may have an impact on the levels of beta amyloid, there is still insufficient evidence due to the variability of the data to draw definitive conclusions. Further detailed analyses as well as additional laboratory bio-assay activities are being undertaken by the Company, its scientific advisors and biostatisticians to investigate the variability in the data. Meanwhile, the enrollment in the Phase IIb trial will continue at the 15mg dose level and placebo.

The presence of toxic beta-amyloid in the brains of AD patients is considered by many experts to be a key pathological event in the causation as well as the progression of AD. A reduction of beta-amyloid levels could correlate to a reduced progression of AD. The interim data is comprised of patients who received Phenserine 10mg or 15mg twice daily or placebo for a period of 6 months.

About Phenserine

Phenserine is a highly selective acetylcholinesterase (AChE) inhibitor that binds with an enzyme that is responsible for the breakdown of a neurotransmitter important in memory and cognition. Unlike other AChE inhibitors, which only suppress the activity of this enzyme, Phenserine has been shown to have two mechanisms of action: (1) the inhibition of the AChE enzyme, and (2) in preclinical studies, the inhibition of the synthesis of Aß, the protein in the brain that is thought to be a cause of brain cell death in Alzheimer’s disease.

About Axonyx

Axonyx Inc. is a U.S.-based biopharmaceutical company engaged in the acquisition and development of proprietary pharmaceutical compounds for the treatment of Central Nervous System disorders.

This press release may contain forward-looking statements or predictions. These statements represent our judgment to date, and are subject to risks and uncertainties that could materially affect the Company including those risks and uncertainties described in the documents Axonyx files from time to time with the SEC, specifically Axonyx’s annual report on Form 10-K. Axonyx cannot assure that the Phase IIb and/or other ongoing Phase III clinical trials, amendments thereto or others, if any, with Phenserine will prove successful, that the safety and efficacy profile of Phenserine exhibited in the previous small Phase II and Phase III trials will remain the same, be better or worse in future clinical trials, if any, that the preclinical results related to the regulation of beta-APP will be substantiated by the Phenserine Phase IIb clinical trial and that Phenserine will be able to slow the progression of Alzheimer’s disease, that the Phase IIb clinical trial data will differentiate Phenserine from the currently marketed drugs, that any efficacy and safety results of the Phase III trial program, if pursued, will prove pivotal, that Axonyx will obtain the necessary financing to complete the Phenserine or other development programs, that the Company’s development work on Phenserine will support an NDA filing, that the results of a Phase III program will allow Phenserine to be approved by the FDA, that the FDA will grant marketing approval for Phenserine, that if Phenserine is approved by the FDA, it will prove competitive in the market, and that Axonyx will obtain licensing or corporate partnership agreements that will enable acceleration of the development of and optimize marketing opportunities for, Phenserine, or that Axonyx will be able to advance any of its other potential memory enhancing compounds toward IND status. Axonyx undertakes no obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.